                                  EXHIBIT 12.1

                                 DEX MEDIA, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                          Predecessor                                            Dex Media
                         ---------------------------------------------   -----------------------------------------------------------
                                                          Period from     Period from
                             Year ended December 31,      January 1 to   November 9 to    Year ended    Unaudited Three Months Ended
                         ------------------------------    November 8,    December 31,   December 31,             March 31,
                           1999       2000       2001         2002            2002           2003            2003           2004
                         --------   --------   --------   ------------   -------------   ------------   -------------   ------------
(dollars in thousands)
Earnings (loss) before
 income taxes            $144,165   $221,058   $268,847     $263,722        $(46,983)     $(122,765)       $(26,503)     $ (17,207)
Interest expense          126,596    123,501    112,944       87,165          27,866        277,626          48,164        124,625
Interest factor on
 rentals (a)                2,800      2,556      3,063        1,502             476          3,276             624          1,149
                         ----------------------------------------------------------------------------   ----------------------------
Earnings available for
 fixed charges           $273,561   $347,115   $384,854     $352,389        $(18,641)     $ 158,137        $ 22,285      $ 108,567

Interest expense         $126,596   $123,501   $112,944     $ 87,165        $ 27,866      $ 277,626        $ 48,164      $ 124,625
Interest factor on
 rentals (a)                2,800      2,556      3,063        1,502             476          3,276             624          1,149
Preferred stock dividend
 requirements                  --         --         --           --           1,612         14,061           2,749          3,159
                         ----------------------------------------------------------------------------   ----------------------------
Fixed charges            $129,396   $126,057   $116,007     $ 88,667        $ 29,954      $ 294,963        $ 51,537      $ 128,933
                         ============================================================================   ============================

Ratio of earnings to
 fixed charges                2.1x       2.8x       3.3x         4.0x              -              -               -              -

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense. For the period from November 9 to December 31, 2002, the year ended December 31, 2003, the three months ended March 31, 2003 and the three months ended March 31, 2004, earnings were inadequate to cover fixed charges. The deficiencies were $48.6 million, $136.8 million, $29.3 million and $20.4 million, respectively.

(a) The Company uses one-third of rental expense as an estimation of the interest factor on its rental expense.